EXHIBIT 99.1

Contacts:

Shawn Howie

Chief Financial Officer

Genius Products, Inc.

858-793-8840

Joann Horne

Partner

Market Street Partners

415-445-3233

GENIUS PRODUCTS REPORTS RECORD REVENUE RESULTS FOR THIRD QUARTER 2005

Solana Beach, California – November 14, 2005 – Genius Products, Inc. (OTCBB:GNPI), a producer and distributor of branded entertainment products sold in retail outlets nationwide, today reported operating results for the third quarter and nine months ended September 30, 2005.

Gross revenues rose 81% to $10.5 million from $5.8 million and net revenues, after returns and allowances, increased to $8.4 million for the 2005 third quarter from $5.0 million a year ago, an increase of 68%. The company’s net loss amounted to $3.5 million, equal to $0.08 per share, based on 43.4 million weighted average shares outstanding, for the third quarter 2005 versus a net loss of $0.9 million, or $0.04 per share, with 25.1 million shares outstanding for the 2004 third quarter. As anticipated, the net loss for the three months ended September 30, 2005 included a number of non-recurring charges totaling approximately $3.0 million (of which $2.0 million are non-cash charges related to stock options), including $2.1 million for severance related to the management restructuring and $0.7 million related to severing a banking relationship. Excluding the charges, Genius Products would have reported net loss of $0.5 million or $0.01 per share for the third quarter.

For the first nine months of 2005, gross revenues rose 59% to $18.3 million from $11.5 million and net revenues, after returns and allowances, advanced to $14.8 million from $10.2 million last year, an increase of 45%. The net loss for the 2005 year-to-date period was $10.6 million, equal to $0.28 per share, based on 37.8 million weighted average shares outstanding, compared with a net loss of $3.0 million, or $0.13 per share, with 23.4 million shares outstanding for the nine-month period of 2004.

The increase in revenues for the quarter and year to date reflected contributions from the March 2005 acquisition of American Vantage Media and its Wellspring library, as well as new programs launched at retail. The loss for the first nine months of 2005, in part, reflected a number of unique expenses during the second quarter, attributable largely to transitional activities, integration costs associated with the acquisition, the write down of obsolete products such as

GENIUS PRODUCTS, INC.

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VHS tapes, the cost of consolidating warehouses; and prints and advertising costs related to new theatrical releases— in all, totaling approximately $3.0 million.

The company’s cash and cash equivalents at September 30, 2005 totaled $0.3 million. However in early October, the company closed a debt financing of $4 million in short-term notes, with a commitment from the lenders for an additional $4 million. The company currently plans to repay the notes with proceeds anticipated from sales in the second half of 2005 or with proceeds from a new long-term debt facility. The recent financing was consummated to support the working capital requirements for the transition to higher margin products that will ship in the fourth quarter of 2005, as well as for certain new strategic initiatives which are focused on improving the company’s access to significant distribution relationships with content producers.

“We are pleased with the revenue momentum we saw in the third quarter, which reflects the initial benefits of the strategy we launched earlier this year to re-position the Company, including distributing higher margin proprietary and branded products,” said Trevor Drinkwater, Chief Executive Officer. “We launched three programs with major retailers in the quarter, and already received a $7 million re-order on an initial $3 million order. Other programs are planned to position us to take advantage of the key fourth quarter selling season. As anticipated, these sales have a positive impact on our gross margins.”

He continued, “We remain optimistic for the balance of 2005, and anticipate this momentum will continue into 2006 based upon a number of factors, including the new programs that are in place, the new content we have secured, the demand for Wellspring library titles and the increased visibility for our assets through worldwide TV sales. Attracting new high value content to the Genius distribution channel remains our top priority,” Mr. Drinkwater concluded.

The company recently added new content including BFC, Planet X, J-Horror and Porchlight, which have received positive initial reaction from retail. David Snyder, who joined the company earlier this year, plans to unveil new Baby Genius brand projects in 2006. The company is also expanding the relationship with NBC. Other recent content/distribution highlights also include:

•	The release by Genius Products’ Wellspring division of Palindromes, and in July, The Beat that My Heart Skipped, which emerged as one of the most acclaimed films of the TriBeCa Film Festival.

•	Announcement of the soon-to-be released newest fitness series on DVD, Jillian Michaels’ The Biggest Winner! How to Win By Losing.

•	New distribution agreements with NBC Universal for NBC News—As It Happened and with SI Productions to distribute the popular, The Best of the Sports Illustrated Swimsuit Model Series on DVD.

•	Announced the expansion of the company’s Baby Genius line with three new DVD titles.

•	New distribution agreement with the Berliner Film Company.

•	New licensing agreement to create a series of music CDs under the Ansel Adams name.

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Forward Guidance

The company reconfirmed the guidance provided on October 11, 2005 of $25 million to $30 million in gross revenues for the second half of 2005, including $15 million to $20 million for the fourth quarter, as compared to $7.9 million for the fourth quarter of 2004.

About Genius Products, Inc.

Genius Products produces and distributes affordable entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC®, TV Guide®, Wellspring, IFILM®, Sundance Channel Home Entertainment™, Bazooka®, Jay Jay The Jet Plane®, National Lampoon®, The Twilight Zone™, Baby Genius®, Tonka®, My Little Pony®, Curious George® and Paddington Bear™. Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo®, Gerber®, Fazoli’s® and Child® Magazine.

Safe Harbor Statement

Except for historical matters contained herein, certain matters discussed in this news release are forward-looking statements. Such forward-looking statements, including, but not limited to, including gross sales for the fourth quarter of 2005, the company’s ability to consummate accretive acquisitions as part of the company’s growth strategy, to improve the fundamentals of the company’s business model; to execute planned cost reductions; to drive revenue acceleration through newly implemented retail programs; and to achieve profitability, reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects contained herein, and may cause results to differ materially from these forward-looking statements. Actual results could vary for many reasons, also including but not limited to, the timely development and acceptance of new products, the market demand for independent films and general market conditions. Other such risks and uncertainties include Genius Products’ ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in its filings with the Securities and Exchange Commission.

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(FINANCIAL TABLES FOLLOW)

GENIUS PRODUCTS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$331,313	$1,223,881
Accounts receivable, net of allowance for doubtful accounts and sales returns of $2,026,947 and $1,542,805	5,649,464	3,615,073
Inventories, net	5,103,105	3,473,483
Prepaid royalties	1,755,023	1,042,120
Prepaid expenses	713,318	312,046

Total current assets	13,552,223	9,666,603
Property and equipment, net	301,226	264,989
Production masters, net of accumulated amortization of $1,791,943 and $1,054,005	3,615,641	2,825,426
Film library, net of accumulated amortization of $929,269	16,270,146	—
Goodwill	12,361,258	—
Deposits and other	574,338	239,148

Total assets	$46,674,832	$12,996,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,583,594	$7,329,218
Notes payable	4,000,000	—
Accrued expenses	3,235,852	789,166
Customer deposits	184,767	—
Debentures payable	50,750	50,750
Redeemable common stock	409,646	395,172

Total current liabilities	16,464,609	8,564,306
Stockholders’ equity
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.0001 and $.001 par value; 100,000,000 shares authorized; 42,871,136 and 25,208,512 shares outstanding	4,287	25,209
Committed common stock	1,490,683	—
Additional paid-in capital	60,919,003	25,984,012
Accumulated deficit	(32,203,750)	(21,577,361)

Total stockholders’ equity	30,210,223	4,431,860

Total liabilities and stockholders’ equity	$46,674,832	$12,996,166

GENIUS PRODUCTS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Video and DVD	$8,084,989	$5,155,484	$13,301,381	$9,656,572
Theatrical	709,506	—	1,176,975	—
Audio	1,565,909	382,978	3,381,426	1,437,515
Royalties, licensing and other	95,471	304,485	460,392	379,776

Gross revenues	10,455,875	5,842,947	18,320,174	11,473,863
Sales returns, discounts and allowances	(2,050,232)	(825,491)	(3,536,195)	(1,267,460)

Net revenues	8,405,643	5,017,456	14,783,979	10,206,403
Costs and expenses
Cost of revenues:
Video and DVD	3,952,062	3,586,147	7,919,497	6,690,913
Theatrical	531,987	—	1,687,650	—
Audio	626,610	116,664	2,117,010	598,930
Amortization of production masters and film library	521,283	233,312	1,667,207	433,290
Warehouse expense and other	38,488	—	109,655	—

Total cost of revenues	5,670,430	3,936,123	13,501,019	7,723,133

Gross profit	2,735,213	1,081,333	1,282,960	2,483,270
Operating expenses:
Product development	276,822	232,231	720,975	624,093
Sales and marketing	609,377	647,656	1,687,062	1,596,391
General and administrative	2,506,852	1,008,713	6,579,977	2,865,246
Restructuring	2,745,422	—	2,745,422	—

Total operating expenses	6,138,473	1,888,600	11,733,436	5,085,730

Loss from operations	(3,403,260)	(807,267)	(10,450,476)	(2,602,460)
Interest expense and other, net	(75,975)	(110,110)	(158,763)	(440,178)

Loss before provision for income tax	(3,479,235)	(917,377)	(10,609,239)	(3,042,638)
Provision for income tax	8,175	—	17,150	800

Net loss	$(3,487,410)	$(917,377)	$(10,626,389)	$(3,043,438)

Basic and diluted net loss per share	$(0.08)	$(0.04)	$(0.28)	$(0.13)

Basic and diluted weighted average shares	43,378,990	25,080,003	37,767,552	23,364,187